Exhibit 10.1

February 15, 2023

Dear Mike,

The following sets forth your compensation terms with HF Sinclair Corporation (the “Corporation”) between the date hereof and November 9, 2023, your anticipated retirement date from the Corporation (as such date may be extended by agreement of the Corporation and you, the “Retirement Date”), as approved by the Board of Directors of the Corporation or its committees:

Position:	Through May 8, 2023: Chief Executive Officer May 9, 2023 through the Retirement Date: Executive Vice President, Corporate

Salary:	Through May 8, 2023: An annual salary of $1,325,000 paid on a bi-weekly basis. May 9, 2023 through the Retirement Date: A salary of $100,000 per calendar month (pro-rated for partial months).

Annual Incentive Bonus:	Within 30 calendar days of May 8, 2023, you will be paid $1,200,433, which is your 2023 Annual Incentive Plan bonus at your target bonus percentage of 150% based on your actual salary earnings during and pro-rated with respect to the period starting October 1, 2022 and ending May 8, 2023. At this time, no new annual incentive cash compensation targets or bonus opportunities have been set for you for your service as Executive Vice President, Corporate. Any such targets or bonus opportunities require the approval of the Compensation Committee.

Job Level:	Through May 8, 2023: E3 May 9, 2023 through the Retirement Date: E2

Long Term Incentive Program:

You are not eligible to receive any new long-term incentive awards under the Corporation’s 2020 Long Term Incentive Plan. On the Retirement Date, any unvested equity awards held by you on such date will remain outstanding and will not be forfeited, provided that you agree to remain a consultant for the Corporation for at least three months following the Retirement Date. The terms of the vesting of the equity awards are set forth in your Successor Transition Agreement and Release (the “Agreement”), and shall be effective upon your execution of the Agreement and compliance with the terms thereof.

However, if prior to the Retirement Date, your employment with the Corporation is terminated by you due to an act of “cause” by the Corporation or if the Corporation terminates your employment for a reason other than “cause”, then, on your last day as an employee of the Corporation (unless another date is noted below), in either case, (a “Pre-Retirement Qualifying Termination”) your unvested equity awards will be treated as follows subject

HF Sinclair

2828 N Harwood, Suite 1300, Dallas, TX 75201

214-871-3555 | HFSinclair.com

to your execution of the Release of Claims attached as Exhibit B to the Agreement (“cause” is defined as: (x) a material breach Paragraphs 4, 5, 6, 8, 9 or 11 of the Agreement, which provisions you agree to as the date hereof by your execution of this letter, to the extent such breach remains uncured (if capable of cure) after the other party has given such party notice in writing thereof and such party has failed to cure such breach within ten (10) business days; or (y) a party’s fraud, forgery, misrepresentation, dishonesty, errors or omissions that materially and adversely affects the other party):

(a)   Notwithstanding anything to the contrary in the documents evidencing the equity awards described below, in the event of a Pre-Retirement Qualifying Termination you will vest in the following awards granted to you by the Corporation immediately following the last day of your employment:

Restricted Stock Units

Grant Date	Restricted Stock Units That Vest
November 10, 2020	34,643 (third tranche)
November 9, 2021	24,220 (second tranche)
November 8, 2022	16,204 (first tranche)

Performance Share Units

Grant Date	Performance Stock Units That Vest
November 10, 2020	103,929 multiplied by the Performance Unit Payout Percentage that will be determined at the end of the Performance Period (as such terms are defined in the applicable award agreement).

(b)   In the event of a Pre-Retirement Qualifying Termination, you will forfeit immediately:

For any unvested Restricted Stock Units:

For each applicable award (i.e., the restricted stock units granted on November 9, 2021 and November 8, 2022), a number of restricted stock units equal to the number of restricted stock units specified in the Notice of Grant for each applicable award times the percentage that (A) the number of days beginning on February 9, 2024 and ending on the last day of the Service Period (as defined in the applicable award agreement), (B) bears to the total number of days in the Service Period (as defined in the applicable award agreement).

Any remaining restricted stock units that are not forfeited and not vested will become vested immediately following the last day of your employment; provided, however, that any fractional restricted stock units will become null and void and automatically forfeited.

For any unvested Performance Share Units:

For each applicable award, (i.e., the performance share units granted on November 9, 2021 and November 8, 2022), a number of the performance share units equal to the number of performance share units specified in the applicable award agreement times the percentage that (A) the number of days beginning on February 9, 2024 and ending on the last day of the Service Period (as defined in the applicable award agreement), (B) bears to the total number of days in the Service Period (as defined in the applicable award agreement). Any remaining performance share units that are not forfeited and not vested will become payable in an amount equal to a Performance Unit Payout Percentage (as defined in the applicable award agreement) of one hundred percent (100%) instead of the Performance Unit Payout Percentage that would otherwise be determined by the Compensation Committee at a later date. The vested performance share units will become Earned PSUs (as defined in the applicable award agreement) immediately following the last day of your employment.

You acknowledge that the performance share units are being settled at target (100%), and you will not be entitled to any additional shares based on certification of the performance goals set forth in the applicable award agreement by the Compensation Committee at a later date.

(c)   Settlement of any vested restricted stock units and performance share units set forth above will be subject to tax withholdings and reported as income on a Form W-2. You may direct the Corporation to withhold from the vested shares the number of shares necessary to satisfy any tax withholdings, which determination will be based on the shares’ fair market value (as defined in the applicable award agreement) at the time such determination is made.

[Remainder of this Page Intentionally Left Blank]

If you agree that this letter accurately reflects the compensation terms for the duration of your employment with the Corporation and your acceptance, please sign and date this original letter as set forth below, and return it to the HR Department.

If you have further questions, please contact Dale Kunneman.

Respectfully,

/s/ Dale Kunneman
Dale Kunneman
SVP and CHRO

Agreed to this 15th day of February, 2023.

/s/ Michael C. Jennings
Michael C. Jennings

4